ATTACHMENT 4

Royalty Deed

[see attached form]

RECORD THIS INSTRUMENT IN HIDALGO COUNTY, NEW MEXICO

RETURN THIS INSTRUMENT TO: Millrock Alaska LLC
Attn: Manager
5631 Silverado Way, Suite F-200
Anchorage, Alaska 99518

****

ROYALTY DEED
[Unpatented Federal Mining Claims]

THIS ROYALTY DEED (this "**Agreement**"), effective as of June 1, 2018, between XINDA INTERNATIONAL CORP. ("Xinda"), a Nevada corporation the address of which is 23-07, Tower A, Vertical Business Suite, Avenue 3 Kuala Lumpur, Malaysia, and MILLROCK ALASKA LLC ("Millrock"), a manager-managed Alaska limited liability company the address of which is 5631 Silverado Way, Suite F-200, Anchorage, Alaska 99518,

WITNESSETH:

THAT FOR AND IN CONSIDERATION OF ten dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Payor and Payee hereby ACT and AGREE as follows:

1. Definitions and Interpretation

1.1. In this Agreement, except as otherwise expressly provided, or unless the context otherwise requires:

(a) "**Acquired Rights**" has the meaning assigned to it in Section 3.1 hereof.

(b) "**Affiliate**" means any Person that directly or indirectly controls, is controlled by, or is under common control with a party or with whom a party does not deal with at arm's length (as defined in the Income Tax Act (Canada)). The term "control" as used herein means the right to the exercise of, directly or indirectly, more than 50% of the voting rights attributable to the shares or ownership interests of the controlled entity.

(c) "**Area of Interest**" means the area described in Schedule B attached hereto.

(d) "**Business Day**" means a day, other than a Saturday or Sunday or statutory holiday, on which the main branch Wells Fargo Bank in Anchorage, Alaska is open to the public for the transaction of business.

(e) "**Commercial Production**" means any form of mining, processing, concentrating, recovery, or refining activity conducted with the intention of creating economic value or economic gain from deposits of Minerals contained within the Property to the extent that such taking results in actual proceeds of sale, but does not include the taking of Minerals from the Property for the purpose of bulk sampling, pilot plant operations, or determining the amenability of the Minerals to beneficiation processes or mining where such bulk sampling, pilot plant operations, or activity for determining the amenability of the minerals to beneficiation processes or mining generate proceeds of sale that are less than the direct costs of each such activity.

(f) "**Deemed Gross Sale Proceeds**" means the following:

(i) Where Payor or any Affiliate of Payor produces or has produced any Refined Products through any smelting or refining arrangements or any other transactions that result in the return to, or credit to the account of, Payor or any Affiliate of Payor of Refined Products meeting the physical specifications for good delivery or minimum purity requirements of,

in the case of gold, the London Bullion Market Association ("**LBMA**") ("**Gold Bullion**");

in the case of silver, the LBMA ("**Silver Bullion**");

in the case of Platinum, the LBMA ("**Platinum**");

in the case of Palladium, the LBMA ("**Palladium**"); and

in the case of rhodium, iridium or ruthenium, Johnson Matthey ("**Rhodium**"); and

then notwithstanding anything in this Agreement to the contrary, the term "**Deemed Gross Sale Proceeds**" for such Refined Products will be deemed to mean the net number troy ounces of Gold Bullion, Silver Bullion, Platinum, Palladium, or Rhodium, as the case may be, returned to, or credited to the account of, Payor or its Affiliates by the applicable smelter, refinery, or other treatment facility in a calendar quarter, multiplied by:

A. for Gold Bullion, the arithmetic mean of the daily afternoon fix LBMA Gold Price, for the calendar quarter in which such bullion is so returned or credited;

B. for Silver Bullion, the arithmetic mean of the daily LBMA Silver Price for the calendar quarter in which such bullion is so returned or credited;

C. for Platinum plate or ingots, the arithmetic mean of the daily afternoon fix LBMA Platinum Price for the calendar quarter in which such product is so returned or credited;

D. for Palladium plate or ingots, the arithmetic mean of the daily afternoon fix LBMA Palladium Price for the calendar quarter in which such product is so returned or credited; and

E. for Rhodium, the arithmetic mean of the daily Johnson Matthey Rhodium Base Price for the calendar quarter in which such product is so returned or credited.

In the event of any insurance proceeds payable to Payor or its Affiliates for any loss or damage to the Intermediate Products prior to receipt at the relevant refinery, smelter, or other treatment facility, such insurance proceeds (less any costs incurred to recover such proceeds) shall be included as Gross Sale Proceeds in lieu of Deemed Gross Sale Proceeds.

(ii) The arithmetic mean price for the calendar quarter will be determined by dividing the sum of all daily prices posted during the relevant calendar quarter by the number of days that prices were posted. The posted prices will be obtained from Platt's Metals Daily, Metals Week or Metals Bulletin for the relevant period, or the average of such publications which publish such prices if more than one publishes relevant prices, but corrected to the official quotations of LME, COMEX or LBMA in the event of printing errors, and for other prices not published in such publications, the Wall Street Journal, Reuters, or other reliable source agreed by the parties, or upon failure to so agree to be determined by arbitration in the manner provided herein as being an appropriate recognized pricing source by the mining industry.

(iii) If any applicable price set forth above is not available or becomes unavailable for any reason, including the price in question becoming unavailable or being renamed, or the publications in question ceasing to publish or include such prices in its publications, the parties will agree upon a similar alternative method recognized in the mining industry for determining any such price, or upon failure to so agree to be determined

by arbitration in the manner provided herein, with the average price for the quarter in which such price becoming no longer available being used on an interim basis pending an arbitration decision.

(iv) If any applicable specification or definition of good delivery or applicable contract specifications for any Refined Products utilized by the LBMA or Johnson Matthey changes, or if such exchanges, organizations or associations cease to exist or are reconstituted or replaced by a successor or replacement exchange, organization or association, the parties will agree upon a similar alternative method recognized in the mining industry for determining such specifications or definition, or upon failure to so agree to be determined by arbitration in the manner provided herein.

In the case where a Raw Product or an Intermediate Product is distributed or otherwise disposed of to an Affiliate of Payor and such Raw Product or Intermediate Product is converted by such Affiliate or a third Person on behalf of such Affiliate to a Refined Product meeting the standards for determining Deemed Gross Sale Proceeds as set forth in this Section, then for purposes of calculating Deemed Gross Sale Proceeds such Raw Product or Refined Product will be deemed produced, and the Deemed Gross Sale Proceeds received, by Payor in the calendar quarter in which the Raw Product or Refined Product is made available to the Affiliate by the smelter or refinery.

(g) "**Encumbrance**" means any lien (whether created voluntarily or involuntarily), mortgage, pledge, security interest, or other encumbrance or interest (including but not limited to royalty) granted to, reserved by, or otherwise held by a third party.

(h) "**Financing Party**" means any Person who has provided or provides any form of financial assistance to Payor in bringing the Property into or in continuing or expanding Commercial Production.

(i) "**GAAP**" means Generally Accepted Accounting Principles, at the relevant time, applied on a consistent basis.

(j) "**Gross Sale Proceeds**" means as follows:

(i) Where Payor or any Affiliate of Payor produces or has produced any Gold Bullion, Silver Bullion, Platinum, Palladium, or Rhodium, "**Gross Sale Proceeds**" means Deemed Gross Sale Proceeds;

(ii) Where Payor or any Affiliate of Payor produces or has produced any Lithium, Uranium, Vanadium, or any other Mineral (but excluding Gold Bullion, Silver Bullion, Platinum, Palladium, or Rhodium), then "**Gross Sale Proceeds**" means the actual proceeds of sale paid or payable by an

independent mill, concentrator, smelter, refinery, utility or other unaffiliated third-party purchaser during a calendar quarter or, where such Minerals are disposed of by Payor or any Affiliate of Payor by means other than a sale to an independent mill, concentrator, smelter, refinery, utility or other unaffiliated third-party purchaser (a "**Non-Arm's Length Disposition**"), the greater of (a) the proceeds of sale which would have resulted from a fair market sale to an unaffiliated third-party purchaser of such Minerals considering the time of each such sale and the circumstances thereof and (b) in the case of Uranium which has been enriched, diluted, converted to an intermediate or final uranium fuel product or otherwise modified ("**Converted Uranium**") through or by means of one or more Non-Arm's Length Dispositions, the actual proceeds of sale in the first Non-Arm's Length Disposition *plus any additional actual proceeds of sale realized by any subsequent disposing person in any one or more subsequent Non-Arm's Length Dispositions until the sale of the finally Converted Uranium to the first unaffiliated third-party purchaser or to an affiliated utility or electrical generating plant*, provided that such sale is on terms that are at least as good as those which would have resulted from a fair market sale to an unaffiliated utility or electrical generating plant.

(iii) To the extent not covered in (i) or (ii) above, "**Gross Sale Proceeds**" includes the following:

(A) If Raw Products or Intermediate Products are sold by Payor to a smelter, refinery, pelletization facility, steel company or other purchaser, other than an Affiliate, a Financing Party, or a Non-Fair Market Purchaser: Payor's gross revenues from such sale, including revenues in the form of credits for other Products, plus the amounts of any discounts or rebates.

(B) If Refined Products are sold by Payor to any purchaser and the Deemed Gross Sale Proceeds for such Refined Products cannot be calculated for purposes of payment through the application of the definition of Deemed Gross Sale Proceeds set forth in Section 1.1(g) hereof ("**Non-qualifying Refined Products**"): Payor's gross revenues from such sale, including revenues in the form of credits for other Products, plus the amounts of any discounts or rebates, excepting only for sales to an Affiliate, a Financing Party, or a Non-Fair Market Purchaser.

(C) If Raw Products, Intermediate Products, or Non-qualifying Refined Products are distributed or disposed of to an Affiliate of Payor or a Financing Party or a Non-Fair Market Purchaser, and then are sold

without further processing by or for such Affiliate, Financing Party, or Non-Fair Market Purchaser: the gross revenues from such sale, including revenues in the form of credits for other Products, plus the amounts of any discounts or rebates, which will be deemed to have been received by Payor.

(D) If Raw Products, Intermediate Products, or Non-qualifying Refined Products are sold, distributed, or otherwise disposed of to an Affiliate of Payor, a Financing Party, or a Non-Fair Market Purchaser in any transaction that is not covered above (including without limitation where the Affiliate, Financing Party, or Non-Fair Market Purchaser consumes such Raw Products, Intermediate Products, or Non-qualifying Refined Products in its own operations), then in such event: the fair market value that would otherwise be received from a third party in an arm's length transaction for the sale of such Raw Products, Intermediate Products, or Non-qualifying Refined Products, FOB (Incoterms, 2010) the port or other freight terminal from which such Products are or would normally be shipped to the purchaser. Such fair market value will be reasonably determined by Payor on the basis of world terms available from other smelters, refineries, pelletization facilities, steel companies, or other purchasers to which such Products would otherwise be shipped and processed, for like kind, quantity, quality, and grade of such Products.

(k) "**Intermediate Products**" means concentrates (including without limitation leachates, precipitates, and other concentrates), doré, and other intermediate products, if any, produced from Raw Products. Intermediate Products excludes Refined Products.

(l) "**Lithium**" means lithium ore, lithium brines or solutions, and any substance resulting from the concentration of lithium ore and any substance or mineral extracted from lithium ore and products derived from lithium ore for sale.

(m) "**Minerals**" means, to the extent acquired and held by virtue of the Property, all rocks, metallic and non-metallic minerals, ore, concentrate, precious and base metals, elements, and other materials removed or recovered from the Property through mining, milling, processing, concentrating, smelting, or refining activity, including without limitation diamonds, Lithium, Uranium, and Vanadium but specifically excluding stone, aggregate, quarry materials, and construction materials.

(n) "**Net Smelter Returns**" means all Gross Sale Proceeds in respect of all Minerals and Products, less Permissible Deductions relating thereto (except that—as provided in the definition of "Permissible Deduction"—in the case of Lithium,

Uranium, Vanadium, and Products containing Lithium, Uranium, or Vanadium, no costs and charges may be deducted from Gross Sale Proceeds when calculating Net Smelter Returns).

(o) "**Non-Fair Market Purchaser**" means any Person to whom Products are sold for proceeds which are not at least equal to those which would have been realized from a fair market sale to a wholly independent arms-length third party purchaser.

(p) "**Payee**" shall mean Millrock and its successors and assigns.

(q) "**Payor**" shall mean Xinda and is successors and permitted assigns.

(r) "**Permissible Deductions**" means the aggregate of the following costs and charges (to the extent not previously deducted or accrued in computing Gross Sale Proceeds) that accrue or are paid in each quarterly period:

(a) direct transportation and insurance costs incurred delivering Minerals or Products from the Property (or such larger project area of which the Property is a part) to the final smelting or refinement facility;

(b) if applicable under the smelter contract, all costs of transporting and insuring the Minerals or Products from the smelter to the place of final delivery by the purchaser;

(c) all smelting, refining, and final treatment costs, penalties, and other deductions charged by the smelting or refinement facility; and

(d) all export and import taxes on the Minerals or Products levied by the United States or any country into which the Minerals or Products are imported,

except that (i) where a cost or expense otherwise constituting a Permissible Deduction is incurred by Payor in a transaction with a party with whom it is not dealing at arm's length (as that term is defined in the Income Tax Act (Canada)), such costs or expenses may be deducted, but only as to the lesser of the actual cost incurred by Payor and the lowest cost that could reasonably have been obtained if dealing at arm's length, considering the time of such transaction and under all the circumstances thereof, and (ii) in the case of Lithium, Uranium, Vanadium, and Products containing Lithium, Uranium, or Vanadium, no costs and charges may be deducted.

(s) "**Person**" means a natural person, a corporation or other body corporate (with or without share capital), a limited liability company, a partnership or limited partnership, a joint venture, an unincorporated association, a trust, a trustee, executor, administrator or other legal personal representative, a syndicate, a

regulatory body or agency, a government or governmental agency, or any other legal or business entity however designated or constituted.

(t) **"Prime Rate"** means at any particular time the "Prime Rate" for the United States as published in the *Wall Street Journal*.

(u) **"Products"** means Raw Products, Intermediate Products, and Refined Products produced from the Property.

(v) **"Property"** means the mining locations described in Exhibit A attached hereto (subject to the title exceptions set forth in Exhibit A attached hereto), together with (a) all Acquired Rights added to the Property pursuant to Section 3 hereof, and (b) any amendments thereto or relocations thereof made by Payor.

(w) **"Raw Products"** means ore (including without limitation iron ore) produced from the Property in the form of run of mine ore, direct shipment ore, and other similar crude or raw ore produced from the Property without further processing other than crushing.

(x) **"Refined Products"** means Gold Bullion, Silver Bullion, Platinum, Palladium, and Rhodium produced from Raw Products and/or Intermediate Products through refining and/or smelting or equivalent treatment operations

(y) **"Royalty"** has the meaning assigned to it in Section 2.1 hereof.

(z) **"Royalty Percentage"** means "Royalty Percentage" set out in Section 2.1 hereof.

(aa) **"Uranium"** means uranium ore and any substance resulting from the concentration of uranium ore and any substance or mineral extracted from uranium ore, including U_3O_8 and products derived from uranium ore for sale as intermediate or final uranium fuels.

(bb) **"Vanadium"** means vanadium ore, vanadium brines or solutions, and any substance resulting from the concentration of vanadium ore and any substance or mineral extracted from vanadium ore and products derived from vanadium ore for sale.

2. Royalty

2.1. Payor hereby CONVEYS and SPECIALLY WARRANTS (as set forth herein but not otherwise) unto Payee and its successors and assigns the following royalty interest (the **"Royalty"**) in, to, and respecting the Property, TO HAVE AND TO HOLD FOREVER, subject to the other provisions set forth in this Agreement:

a royalty on all Minerals extracted, removed, recovered, and sold or otherwise disposed of from the Property from and after the commencement of Commercial Production from the Property, payable in value unless Payee elects to receive payment in kind as provided herein, equal to three percent (3.00%) (the "**Royalty Percentage**") of the Net Smelter Returns realized on such Minerals extracted, removed, recovered (whether in physical concentrates, in soluble solutions, or otherwise), and sold or otherwise disposed of from the Property.

2.2. Payor hereby SPECIALLY WARRANTS unto Payee and its successors and assigns that the Royalty is free and clear of any Encumbrances arising by, through, or under Payor, but not otherwise.

2.3. Payor makes no representation or warranty respecting the presence of a discovery on the Property.

3. Area of Interest

3.1. If at any time and from time to time, either before or after the effective date of this Agreement, Payor or any Affiliate of Payor stakes or otherwise acquires, directly or indirectly, any interest in any mining claim, license, lease, grant, concession, permit, patent or other mineral property or tenure to minerals located wholly or partly within the Area of Interest (in addition to the Property) (collectively, "**Acquired Rights**"), such Acquired Rights will thereupon, without any further act or formality, be included in and form part of the Property for the purposes of this Agreement, and the Royalty will extend to and constitute a burden upon such Acquired Rights.

3.2. Payor will deliver written notice to Payee with 10 days after any Acquired Rights are acquired.

3.3. Payor will, and will cause any acquiring Affiliate to, grant, sell, assign, transfer, and convey to Payee, and to agree to pay, the Royalty in respect of the Acquired Rights.

4. Computation and Payment of Royalty

4.1. Computation of Royalty. To compute the Royalty, Payor will multiply the Net Smelter Returns by the applicable Royalty Percentage for the calendar quarter.

4.2. Payment of Royalty. When Royalty payments are due and owing, Payor will pay to Payee (by bank cheque delivered to the address of Payee or via wire payment to the account of Payee) the amount due within 45 days after the end of the calendar quarter for which such computation is made, and will deliver with such payment a statement ("**Statement**") showing the calculations of Gross Sale Proceeds, Permissible Deductions, and Net Smelter Returns used in connection with such payment, supported by such additional information (e.g., tonnage and grade of ores or concentrates shipped, smelter settlement

sheets if any, etc.) as will enable Payee to verify the gross amount payable by the smelter or other purchaser.

All Statements presented to Payee by Payor for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the Statement relates. If Payee timely objects to a particular Statement, Payee will, for a period of 30 days after Payor's receipt of notice of such objection, have the right, upon reasonable notice and at a reasonable time, to have Payor's accounts and records relating to the calculation of the Royalty in question audited by a certified public accountant acceptable to Payee and to Payor. If such audit determines that there has been a deficiency or an excess in the payment made to Payee, such deficiency or excess will be resolved by adjusting the next quarterly Royalty payment due hereunder, with interest in the case of a deficiency at a rate of interest equal to the Prime Rate from time to time during the relevant period. Payee will pay all costs of such audit unless a deficiency equal to or more than $5,000 is determined to exist. Payor on its own account will pay the costs of such audit if a deficiency of more than $5,000 is determined to exist. All books and records used by Payor to calculate the Royalty will be kept in accordance with GAAP. Failure on the part of Payee to make claim on Payor for adjustment in such 12-month period will establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

In the event that final amounts required for the calculation of the Royalty are not available within the time period referred to in this Section, then provisional amounts shall be established by Payor, the Royalty shall be paid on the basis of such provisional amounts and positive or negative adjustments shall be made to the payment in the succeeding quarter, as necessary. Should any such provisional amount require a positive adjustment by more than 5%, Payor will pay Payee interest on the amount of such deficient payment from the date of payment of the provisional amount to the date of payment of the final amount at a rate of interest equal to the Prime Rate from time to time during such period. Should any such provisional amount require a negative adjustment by more than 5%, Payee will pay Payor interest on the amount of such over payment from the date of payment of the provisional amount to the date of payment of the final amount at a rate of interest equal to the Prime Rate from time to time during such period.

Payment of any Royalty by Payor shall not prejudice the right of Payor to adjust within six months of delivery any Statement supporting a payment; provided, however, that all Statements presented to Payee by Payor for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the Statement relates. Payor shall not adjust any Statement in favour of itself more than six months following the end of the quarter to which the Statement relates.

4.3. Inspections. Upon not less than five (5) Business Days' notice to Payor, Payee, or its authorized agents or representatives, may, under the direction and control of Payor, enter upon all surface and sub-surface portions of the Property for the purpose of inspecting the

Property, all improvements thereto and operations thereon, and all production records and data pertaining to all production activities and operations on or with respect to the Property, including without limitation, records and data that are electronically maintained. Payee will also have the right to be represented at all weighing, sampling, moisture determination, and assaying except to the extent that such is not permitted under any contract with a smelter or refinery.

4.4. Annual Report. Within 60 days following the end of each calendar year during periods of Commercial Production, Payor will provide Payee with an annual report of Minerals mined, Minerals milled or processed, recoveries, and grades, with respect to the Property during such calendar year. Such annual report will include estimates of proposed expenditures upon, anticipated production from and estimated remaining Mineral reserves on the Property for the succeeding calendar year and any changes to, or replacements of, the mine plan or any "life of mine plan" with respect to the Property. Payor will provide Payee with a copy of any "life of mine plan", if produced, within 30 days of its approval by Payor and any changes to, or replacements of, any such "life of mine plan" or any mine plan within 30 days after such change or replacement thereof.

4.5. Trading Activities. Payor may, but need not, engage in forward sales, futures trading or commodity options trading, metals trading, gold loans, or any combination thereof, and other price hedging, price protection, and speculative arrangements ("**Trading Activities**") which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that Payee will not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities. All profits and losses resulting from Payor engaging in Trading Activities are specifically excluded from calculations of the Royalty, it being understood by the parties that each of Payor and Payee may engage in speculative hedging trading activities for its own account.

4.6. Accounting Principles. All computations under this Agreement will be determined in accordance with GAAP as applied by Payor.

4.7. Withholding. Payor may deduct and withhold from payments due to Payee hereunder such withholding amounts as may be required by applicable law as the same may be amended from time to time.

4.8. Late Payments. Any payment required to be made pursuant to this Agreement by Payor which is not made when due will bear interest at an annual rate of interest equal to the Prime Rate, which will accrue from the date due until the date paid.

4.9. Taking in Kind. Payee may at its option elect, upon written notice delivered to Payor at least 60 days prior to the commencement of any calendar quarter, to receive its Royalty on Gold Bullion, Silver Bullion, Platinum, Palladium, and Rhodium in kind by receiving a quantity of Refined Products which is the equivalent to the cash value of the Royalty on Gold Bullion, Silver Bullion, Platinum, Palladium, and Rhodium otherwise payable,

without deduction of those Permissible Deductions, if any, not incurred as a result of the taking in kind. Said election will be effective beginning with the calendar quarter following the calendar quarter in which a timely election to take in kind was made, and will continue until Payee delivers written notice to Payor at least 60 days prior to the end of any calendar quarter that Payee desires to cease taking its Royalty on Gold Bullion, Silver Bullion, Platinum, Palladium, and Rhodium in kind and to begin to take its Royalty thereon in value, commencing with the succeeding calendar quarter.

5. Commingling

5.1. Payor will have the right to commingle ore, concentrates, minerals, and other material mined and removed from the Property from which Products are to be produced, with ore, concentrates, minerals, and other material mined and removed from other lands and property; provided, however, that Payor will calculate from representative samples the average grade thereof and other measures as are appropriate, and will weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore, and average recovery percentages, Payor may use any procedures accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures will be final and binding on Payee. In determining which commingled materials are sold from a commingled stockpile, a first-in, first-out system shall be used.

6. Tailings and Waste

6.1. All tailings or waste material will be the property of Payor and Payor will have no obligation to process or extract substances therefrom. If Payor elects to extract Minerals of value therefrom and utilizes or sells the same, Payee will receive payments in respect of the Royalty during Commercial Production of such Minerals. If Payor commingles the tailings or waste material produced from the Property with tailings and waste material not produced from the Property, Payor will record the tonnage amount and source of such tailings and waste material prior to commingling and the Royalty payments, if any, will be based upon the recoverable pro rata portion of the minerals in the tailings or waste material derived from the Property. The records of Payor will be deemed conclusive as to the tailings or waste material attributable to each source.

7. Conduct of Operations

7.1. All decisions concerning the undertaking, methods, extent, times, procedures, and techniques of any exploration, development, mining, leaching, milling, processing, extraction treatment, if any, and the materials to be introduced into the Property or produced therefrom, and except as otherwise provided in this Agreement all decisions concerning the sale or other disposition of Minerals (including, without limitation, decisions as to buyers, times of sale, whether to store or stockpile Minerals for a reasonable length of time without selling the same) will be made by Payor, acting

reasonably and in accordance with good mining and engineering practice in the circumstances.

8. Compliance with Laws/Environmental Obligations

8.1. Payor will indemnify and save Payee and its Affiliates harmless from any loss, cost, or liability including, without limitation, reasonable legal fees arising from a claim against Payee in respect of any failure by Payor to at all times comply with all applicable present or future federal, state, or local laws, statutes, rules, regulations, ordinances, permits, approvals, authorizations, certificates, licenses, administrative or judicial orders or decrees, and other regulatory requirements, policies, and guidelines relating to Payor or the Property; provided, however, Payor will have the right to contest any of the same if such contest does not jeopardize the Property or Payee's rights thereto or under this Agreement.

8.2. Payor will indemnify and save Payee and Affiliates harmless from any loss, cost, or liability (including, without limitation, reasonable legal fees) arising from a claim against Payee in respect of:

(a) any failure by Payor to timely and fully perform all abandonment, restoration, remediation, and reclamation required by all governmental authorities pertaining or related to the operations or activities of Payor on or with respect to the Property;

(b) Payor causing, suffering, or permitting any condition or activity at, on, or in the vicinity of the Property which constitutes a nuisance; or

(c) any failure by Payor which results in a violation of or liability under any present or future applicable federal, state, or local laws, statutes, rules, regulations, ordinances, permits, approvals, authorizations, certificates, licenses, administrative or judicial orders or decrees, and other regulatory requirements, policies, and guidelines relating to Payor or the Property.

9. Insurance

9.1. Payor will purchase or otherwise arrange at its own expense and will keep in force at all times insurance (including, without limitation, comprehensive general public liability insurance) against claims for bodily injury or death or property damage arising out of or resulting from activities or operations on or with respect to the Property and in respect of loss, theft, or destruction of severed Minerals, in such amounts as will adequately protect Payor, Payee, the Royalty, and the Property from any and all claims, liabilities, and damages which may arise with respect to the Property and as will adequately protect Payor and Payee from loss, theft, and destruction of severed Minerals whether on or off the Property and prior to final sale. Payee will be named as a loss payee on all property, liability, and other insurance policies held by Payor and relating to severed Minerals.

10. Maintenance of Property

10.1. Payor will do all things and make all payments necessary or appropriate to maintain the right, title and interest of Payor and Payee in the Property and the Minerals and to maintain the Property in good standing. Payor will be entitled, from time to time, to abandon or surrender or allow to lapse or expire any part or parts of the Property if Payor determines, acting reasonably, that such part or parts are not economically viable or otherwise have insufficient value to warrant continued maintenance.

10.2. Notwithstanding Section 10.1 hereof, Payor will not abandon or surrender, or allow to lapse or expire, any part of the Property for the purpose of permitting any third party to restake such part and avoid the Royalty; and if Payor, any participant in a joint venture with Payor, or any Person with which Payor does not deal at arm's length, restakes any abandoned, surrendered, or expired part of the Property, this Agreement will include any such new state mining locations.

11. Nature of Royalty

11.1. The Royalty creates a direct real property interest in the Property in favor of Payee, to be satisfied in respect of any particular Minerals by the payment to Payee of the Royalty in respect thereof, and constitutes a covenant running with the Property. Any expense associated with establishing, registering, or perfecting the Royalty as a real property interest will be for the account of Payee.

12. Term

12.1. This Agreement will continue in perpetuity. The Parties do not intend that there will be any violation of the rule against perpetuities, the rule against unreasonable restraints on the alienation of property, or any similar rule. Accordingly, if any interest, option, power, or right to acquire any interest in any real property exists under this Agreement, such interest, option, power, or right must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Parties hereby agree that a court will reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules. Finally, to the extent permitted by law and as may be necessary to avoid a violation of the rule against perpetuities or similar rule as in effect in New Mexico from time to time, the parties further agree that if any interest, option, power, or right of either party under this Agreement would violate the rule against perpetuities or similar rule as in effect in New Mexico from time to time, then the parties agree that such interest, option, power, or right will be deemed to terminate or expire upon the later of (a) the expiration of 20 years after the death of the last survivor of all of the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of this Agreement, or (b) such period as may be provided by the laws of New Mexico.

13. Change In Ownership

13.1. By Payor. Payor will not sell, assign, or transfer the Property or any right, title, or interest that it now has or may hereafter have therein, in whole or in part, to any Person, or agree to do so, or grant any Person an option or right to acquire the Property or any right, title, or interest that it now has or may hereafter have therein, in whole or in part, unless the intended transferee first provides an acknowledgement in writing to Payee, in form and content to the reasonable satisfaction of Payee, that (a) it is qualified under federal law to acquire and hold interests in federal mining locations and (b) it assumes this Agreement and the obligations of Payor hereunder as if a named party in the first instance.

13.2. By Payee. Payee may sell, assign, or transfer the Royalty, in whole or in part, to any Person qualified under federal law to acquire and hold interests in federal mining locations, provided that no sale, assignment, or transfer will be effective until notice is delivered to Payor and the transferee provides to Payor an acknowledgement in writing that (a) it is qualified under federal law to acquire and hold interests in federal mining locations and (b) it assumes this Agreement and the obligations of Payee. No change or division in the ownership of the Royalty, however accomplished, will enlarge the obligations or diminish the rights of Payor. Payee covenants that any change in ownership of the Royalty will be accomplished in such a manner that Payor will be required to make payments and give notice to no more than one Person.

14. General Provisions

14.1. Registration of Interest. Payee will have the right from time to time to register or record notice of this Agreement and the Royalty, any other documents relating to or contemplated by the foregoing and any caution or other title document, against title to the Property or elsewhere, and Payor will cooperate with all such registrations and recordings and provide its written consent or signature to any documents and do such other things from time to time as are necessary or desirable to effect all such registrations or recordings or otherwise to protect the interests of Payee hereunder.

14.2. Time. Time is of the essence of this Agreement and each of the terms and conditions of this Agreement.

14.3. Public Reporting. If Payee at any time wishes to make, whether voluntarily or under requirement by securities legislation, or by regulatory agencies or stock exchanges, public disclosure of information pertaining to the Royalty or the Property or this Agreement and the exploration, development, and production activities on the Property, then Payor will provide to Payee in a timely fashion all such assistance and cooperation as Payee may request to meet the requirements of National Instrument 43-101, United States SEC Industry Guide 7, or similar reporting standards in any applicable jurisdictions, or the requirements imposed by stock exchanges on issuers, all as determined by Payee, including, without limitation, provision of technical reports, if

available, by qualified persons addressed to Payee, certificates, and consents, and access to data, documents, and the Property.

14.4. Notices. Any notices to be given to one party by the other may be sent by facsimile transmission or may be personally delivered addressed as follows:

If to Payee: Millrock Alaska LLC
Attn: Manager
5631 Silverado Way, Suite F-200
Anchorage, Alaska 99518
Phone: +1 907-350-9791
Email: gbeischer@millrockresources.com

If to Payor: Xinda International Corp.
Attn: Amit Tripathi
23-07, Tower A, Vertical Business Suite, Avenue 3
Kuala Lumpur, Malaysia
Phone: (+603) 272 01788
Email: info@xindainternational.com

or at such other address as any party hereto may from time to time designate by written notice to the other parties hereto and any such notice will be deemed to have been given and received by the party to which it is addressed on delivery if delivered and on the day following transmission if faxed.

14.5. No Implied Covenants. There are no implied covenants or duties on the part of Payor to Payee, whether relating to the exploration, development, or mining of the Property, the marketing or sale of Products, or otherwise. Without limiting the generality of the foregoing, Payor is not under any obligation to explore, develop, or produce Products from the Property or to continue production once commenced, and Payor has the unfettered right to suspend, curtail, or terminate any such operation or activity as it in its sole discretion may determine.

14.6. No Fiduciary Duties. Nothing herein will be construed to create, expressly or by implication, a fiduciary relationship or a partnership between Payor and Payee.

14.7. U.S. Currency. All references herein to dollars or "$" are references to the currency of the United States of America

14.8. Severability. If any one or more of the provisions of this Agreement are held to be illegal, invalid, or unenforceable for any reason, then such illegality, invalidity, or unenforceability will not affect any other provision hereof, but this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision or provisions had never been contained herein.

14.9. Governing Law. This Agreement will be construed and enforced in accordance with, and the rights of the parties will be governed by, the laws of the State of New Mexico, and may be enforced in the courts of New Mexico.

14.10. Binding Effect. All covenants, conditions and terms of this Agreement will be of benefit to and run as a covenant with the Property and will bind and enure to the benefit of the parties hereto and their respective successors and assigns.

14.11. Successors and Assigns. The terms and provisions of this Agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

14.12. Further Assurances. Each of the parties hereto will do or cause to be done all such acts and things and will execute or cause to be executed all such documents, agreements, and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

14.13. Counterparts. This Agreement may be executed in counterparts and delivered by facsimile or in the form of a photocopy, and each such facsimile or photocopy signature will be deemed to be an original and all such counterparts taken together will be deemed to be one and the same original document and notwithstanding their actual date of execution will be deemed to be dated as of the date first above written.

14.14. No Merger. The parties intend that if Payee in the future ever acquires an interest in the Property in addition to those rights granted by this Agreement, title to that interest will be deemed not to merge with the rights granted by this Agreement, and this Agreement will continue in full force and effect. A merger of title will occur only if Payee records in the real estate records a memorandum of merger, expressly acknowledging that its rights under this Agreement have merged with its after-acquired interest in the Property.

15. Arbitration

15.1. All disputes, controversies, questions, or claims arising out of, or in connection with, this Agreement, including the interpretation, performance, breach, termination, or invalidity of it, will be referred to and finally settled by three arbitrators appointed as follows:

(a) either party may refer any such matter to arbitration by written notice to the other party, naming its appointee as arbitrator;

(b) the other party will, within 14 days of receipt of the notice, name its appointee as arbitrator; and

(c) the two arbitrators so named will, within 14 days of the naming of the latter of them, select, and appoint a third arbitrator.

15.2. Except as specifically provided in this Section, an arbitration hereunder will be conducted in accordance with the provisions of the Commercial Arbitration Rules of the American Arbitration Association ("**AAA**") (but the arbitration will not be administered by or conducted under the auspices of the AAA), which provisions will be binding upon the parties hereto with respect to the submission made under this agreement.

15.3. The seat of the arbitration will be Denver, Colorado, and the language of the arbitration will be English.

15.4. Judgment may be entered on the arbitration award in a court of competent jurisdiction, including, without limitation a court having jurisdiction of the Property.

[execution pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

XINDA INTERNATIONAL CORP.,
a Nevada corporation

By:____________________________
Name:__________________________
Title:___________________________

STATE OF ____________________)
) ss.
COUNTY OF __________________)

The foregoing instrument was acknowledged before me this _____ day of ____________, 2018, by (name)______________________________, (title)_________________________ of XINDA INTERNATIONAL CORP., a Nevada corporation, on behalf of said corporation.

____
Notary Public in and for _______________
Residing at _________________________
My Commission expires _______________

MILLROCK ALASKA LLC,
an Alaska limited liability company

By: [signature]
Name: Gregory A. Beischer
Title: Manager

STATE OF ALASKA)
) ss.
THIRD JUDICIAL DISTRICT)

The foregoing instrument was acknowledged before me this 1st day of June, 2018, by Gregory A. Beischer, a Manager of MILLROCK ALASKA LLC, a manager-managed Alaska limited liability company, on behalf of said company.

Traci L. Hartz
Notary Public in and for Alaska
Residing at Anchorage, AK
My Commission expires Aug 19, 2019

TRACI L. HARTZ
NOTARY PUBLIC
STATE OF ALASKA

EXHIBIT A

Assets

1. REAL PROPERTY

The Real Property comprises the unpatented federal mining locations described in Schedule 1 attached to this Exhibit A, together with (a) any additional unpatented federal mining locations acquired by any Party or any Affiliate of any Party within the Area of Interest prior to Closing, (b) any and all fixtures or improvements situated on, in, or under said mining locations or any of them, and (c) any and all rights appurtenant to said mining locations or any of them (including but not limited to access rights and water rights).

Title Exceptions and Encumbrances: Each unpatented federal mining locations included in the Real Property is subject to the following:

(A) the paramount title of the United States of America in, to, and respecting all of the lands and waters included in said mining location, including but not limited to

(1) all rights, titles, interests, and estates of the United States in, to, or respecting oil, gas, coal, and other minerals or mineral materials in and under said lands that are not locatable minerals under federal law,

(3) the right of the United States of America to conduct, or to authorize the conduct of, reasonable concurrent uses on, in, under, across, or through the lands included in said mining location,

(4) the right of the United States of America as underlying landowner to require that certain additional surface rights be acquired for certain authorized uses,

(5) all rights of the United States of America and the State of New Mexico, as the case may be, to regulate acquisition and use of water rights, and

(6) all rights of the United States of America as underlying landowner to require prior approval of all activities on federal public lands relating to development, mining, extraction, processing, recovery, and removal of minerals and to the reclamation, rehabilitation, restoration, and remediation of the lands affected thereby.

(B) the rights of the United States of America as underlying landowner to receive maintenance fees and other amounts as may be provided by current or future law.

2. AREA OF INTEREST

The Area of Interest comprises the lands described in Schedule 2 attached to this Exhibit A.

****

SCHEDULE 1 to EXHIBIT A

Unpatented Federal Mining Locations

Notes: (1) All claims are described with respect to the New Mexico Principal Meridian.
(2) T/R/S means Township/Range/Section.
(3) All claims are situated in Hidalgo County, New Mexico.

BLM Serial Number	Claim Name	Date of Posting yyyy/mm/dd	T/R/S	¼ Sec.	Hidalgo County Instr. No.
NMMC199860	South Playa 10	2018/01/07	24S 20W 03	NW	20180017
NMMC199861	South Playa 11	2018/01/07	24S 20W 03	NW	20180018
NMMC199862	South Playa 12	2018/01/07	24S 20W 03	NW	20180019
NMMC199863	South Playa 13	2018/01/07	24S 20W 03	NW	20180020
NMMC199864	South Playa 14	2018/01/07	24S 20W 03	NE, NW	20180021
NMMC199865	South Playa 15	2018/01/07	24S 20W 03	NE	20180022
NMMC199866	South Playa 16	2018/01/07	24S 20W 03	NE	20180023
NMMC199867	South Playa 17	2018/01/07	24S 20W 03	NE	20180024
NMMC199868	South Playa 18	2018/01/07	24S 20W 03	NE	20180025
NMMC199869	South Playa 19	2018/01/07	24S 20W 03	NW, SW	20180026
NMMC199870	South Playa 20	2018/01/07	24S 20W 03	NW, SW	20180027
NMMC199871	South Playa 21	2018/01/07	24S 20W 03	NW, SW	20180028
NMMC199872	South Playa 22	2018/01/07	24S 20W 03	NW, SW	20180029
NMMC199873	South Playa 23	2018/01/07	24S 20W 03	NE, NW, SW, SE	20180030
NMMC199874	South Playa 24	2018/01/07	24S 20W 03	NE, SE	20180031
NMMC199875	South Playa 25	2018/01/07	24S 20W 03	NE, SE	20180032
NMMC199876	South Playa 26	2018/01/07	24S 20W 03	NE, SE	20180033
NMMC199877	South Playa 27	2018/01/07	24S 20W 03	NE, SE	20180034
NMMC199878	South Playa 28	2018/01/07	24S 20W 03	SW	20180035
NMMC199879	South Playa 29	2018/01/07	24S 20W 03	SW	20180036
NMMC199880	South Playa 30	2018/01/07	24S 20W 03	SW	20180037
NMMC199881	South Playa 31	2018/01/07	24S 20W 03	SW	20180038
NMMC199882	South Playa 32	2018/01/07	24S 20W 03	SW, SE	20180039
NMMC199883	South Playa 33	2018/01/07	24S 20W 03	SE	20180040
NMMC199884	South Playa 34	2018/01/07	24S 20W 03	SE	20180041

BLM Serial Number	Claim Name	Date of Posting yyyy/mm/dd	T/R/S	¼ Sec.	Hidalgo County Instr. No.
NMMC199885	South Playa 35	2018/01/07	24S 20W 03	SE	20180042
NMMC199886	South Playa 36	2018/01/07	24S 20W 03	SE	20180043
NMMC199887	South Playa 37	2018/01/07	24S 20W 10	NW	20180044
NMMC199888	South Playa 38	2018/01/07	24S 20W 10	NW	20180045
NMMC199889	South Playa 39	2018/01/07	24S 20W 10	NW	20180046
NMMC199890	South Playa 41	2018/01/07	24S 20W 10	NE, NW	20180048
NMMC199891	South Playa 45	2018/01/07	24S 20W 10	NE	20180052
NMMC199892	South Playa 46	2018/01/07	24S 20W 10	NW, SW	20180053
NMMC199893	South Playa 47	2018/01/07	24S 20W 10	NW, SW	20180054
NMMC199894	South Playa 48	2018/01/07	24S 20W 10	NW, SW	20180055
NMMC199895	South Playa 49	2018/01/07	24S 20W 10	NW, SW	20180056
NMMC199896	South Playa 50	2018/01/07	24S 20W 10	NE, NW, SW, SE	20180057
NMMC199897	South Playa 51	2018/01/07	24S 20W 10	NE, SE	20180058
NMMC199898	South Playa 52	2018/01/07	24S 20W 10	NE, SE	20180059
NMMC199899	South Playa 53	2018/01/07	24S 20W 10	NE, SE	20180060
NMMC199900	South Playa 54	2018/01/07	24S 20W 10	NE, SE	20180061
NMMC199901	South Playa 55	2018/01/07	24S 20W 10	SW	20180062
NMMC199902	South Playa 56	2018/01/07	24S 20W 10	SW	20180063
NMMC199903	South Playa 57	2018/01/07	24S 20W 10	SW	20180064
NMMC199904	South Playa 58	2018/01/07	24S 20W 10	SW	20180065
NMMC199905	South Playa 59	2018/01/07	24S 20W 10	SW, SE	20180066
NMMC199906	South Playa 60	2018/01/07	24S 20W 10	SE	20180067
NMMC199907	South Playa 61	2018/01/07	24S 20W 10	SE	20180068
NMMC199908	South Playa 62	2018/01/07	24S 20W 10	SE	20180069
NMMC199909	South Playa 63	2018/01/07	24S 20W 10	SE	20180070
NMMC199914	South Playa 40	2018/01/27	24S 20W 10	NW	20180500
NMMC199915	South Playa 42	2018/01/27	24S 20W 10	NE	20180498
NMMC199916	South Playa 43	2018/01/27	24S 20W 10	NE	20180499
NMMC199917	South Playa 44	2018/01/27	24S 20W 10	NE	20180501

SCHEDULE 2 to EXHIBIT A

Area of Interest

The Area of Interest comprises the following lands within Hidalgo County, New Mexico (all townships are described with respect to the New Mexico Base Line and Principal Meridian):

T22S R19W: Secs. 30 and 31

T22S R20W: Secs. 7, 8, 9, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, and 36

T22S R21W: Secs. 10, 11, 12, 13, 14, 15, 22, 23, 24, 25, 26, 35, and 36

T23S R19W: Secs. 6, 7, 18, 19, 30, and 31

T23S R20W: Secs. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, and 36

T23S R21W: Secs. 1, 2, 11, 12, 13, 14, 23, 24, 25, 26, 35, and 36

T24S R19W: Secs. 6, 7, 8, 16, 17, 18, 19, 20, 21, 27, 28, 29, 30, 31, 32, 33, and 34

T24S R20W: Secs. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 32, 33, 34, 35, and 36

T24S R21W: Secs. 1 and 2

T25S R19W: Secs. 4, 5, 6, 7, 8, 9, 18, 19, and 30

T25S R20W: Secs. 1, 2, 3, 4, 9, 10, 11, 12, 13, 14, 15, 16, 22, 23, 24, 25, 26, 27, 34, 35, and 36